Exhibit 99.1

Netlist Reports Fourth Quarter, Year-End Results

Announces New Strategic Focus on Chip Development

IRVINE, Calif., March 27 /PRNewswire-FirstCall/ — Netlist, Inc. (Nasdaq: NLST) today reported financial results for the fourth quarter and year ended January 3, 2009. Revenues for the fourth quarter ended January 3, 2009, were $6.6 million compared to $22.5 million for the fourth quarter ended December 29, 2007. Negative gross profit for the fourth quarter ended January 3, 2009, was $283,000, or a negative gross margin of 4.3 percent, compared with a gross profit of $5.1 million, or a gross margin of 22.7 percent, in the year-earlier period. Revenues for the year ended January 3, 2009, were $67.0 million, compared to $100.1 million for the prior year. Gross profit for the year ended January 3, 2009, was $7.6 million, or a gross margin of 11.3 percent, compared to a gross profit of $8.8 million, or a gross margin of 8.8 percent, for the year ended December 29, 2007.

Net loss for the fourth quarter ended January 3, 2009, was $5.0 million, or $0.25 loss per share, compared to a net loss in the prior year period of $171,000, or $0.01 loss per share. Fully diluted weighted-average shares outstanding for the fourth quarter ended January 3, 2009, were 19,855,000, compared to 19,730,000 in the corresponding year-earlier period. These results include stock-based compensation expense in the fourth quarter ended January 3, 2009 of $296,000, compared with $247,000 in the prior year period. Net loss for the year ended January 3, 2009, was $15.2 million, or $0.77 loss per share, compared to a net loss in the prior year of $7.4 million, or $0.38 loss per share. The net loss for the year ended January 3, 2009, includes a non-cash provision for income taxes of $4.5 million which was recorded during the third quarter to establish a partial valuation allowance against deferred tax assets.

As of January 3, 2009, cash, cash equivalents, and investments in marketable securities were $21.4 million, total assets were $34.9 million, working capital was $22.3 million, total long-term debt was $130,000, and stockholders’ equity was $30.2 million.

The Company also announced that it will migrate away from the commoditized memory module market and focus on higher-margin, longer-lifecycle chip-based products.

“The memory module markets were lucrative until the combination of crashing DRAM prices and an abundance of low-cost competition resulted in a fully commoditized marketplace,” Chief Executive Officer Chuck Hong said. “While we have identified certain memory module programs where we can still bring value, our principle development efforts will now be directed to new chip-based technologies that better fit the changing needs of the computing and storage marketplace.”

Hong said the Company is currently engaged in major OEM qualification activities with new products based on its DxD chipset and should begin to drive new revenue streams next year.

“While revenue in the next few quarters will continue to be impacted by our choice to not participate in certain markets, the combination of higher-value module programs and the kick-off of new chip-based programs should allow for a reversal of recent revenue trends toward the end of the year and beyond,” Hong said. “The adoption of this new strategic focus has reinvigorated our entire company.”

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 11:30 am Eastern Time to discuss and review the financial results for the fourth quarter and year ended January 3, 2009. The dial-in number for the call is 1-800-762-8779. The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high-performance computing and communications markets. The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements. These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment. Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist, including future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; volatility in the pricing of DRAM ICs and NAND;changes in and uncertainty of customer demand, including delays in product qualifications; delays in our and our customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

TABLES FOLLOW

Netlist, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	January 3,	December 29,	January 3,	December 29,
	2009	2007	2009	2007

Net sales	$6,602	$22,517	$67,011	$100,060
Cost of sales(1)	6,885	17,411	59,460	91,261
Gross profit	(283)	5,106	7,551	8,799
Operating expenses:
Research and development(1)	1,928	947	6,871	4,748
Selling, general and administrative(1)	2,787	4,311	12,929	15,900
Total operating expenses	4,715	5,258	19,800	20,648
Operating loss	(4,998)	(152)	(12,249)	(11,849)
Other income (expense):
Interest income, net	92	139	473	395
Other income (expense), net	(82)	44	(137)	16
Total other income, net	10	183	336	411
Income (loss) before provision (benefit) for income taxes	(4,988)	31	(11,913)	(11,438)
Provision (benefit) for income taxes	(31)	202	3,301	(4,025)
Net loss	$(4,957)	$(171)	$(15,214)	$(7,413)
Net income (loss) per common share:
Basic	$(0.25)	$(0.01)	$(0.77)	$(0.38)
Diluted	$(0.25)	$(0.01)	$(0.77)	$(0.38)
Weighted-average common shares outstanding:
Basic	19,855	19,730	19,847	19,674
Diluted	19,855	19,730	19,847	19,674

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$38	$10	$144	$171
Research and development	39	44	179	149
Selling, general and administrative	219	193	954	861

Netlist, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	January 3,	December 29,
	2009	2007

ASSETS
Current assets:
Cash and cash equivalents	$15,214	$7,182
Investments in marketable securities	5,199	15,573
Accounts receivable, net	1,917	12,034
Inventories	1,829	3,333
Income taxes receivable	1,880	708
Deferred taxes	—	3,464
Prepaid expenses and other current assets	761	392
Total current assets	26,800	42,686

Property and equipment, net	6,939	8,191
Deferred taxes	—	1,065
Long-term investments in marketable securities	960	7,814
Other assets	234	600
Total assets	$34,933	$60,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,786	$6,697
Revolving line of credit	—	4,872
Current portion of long-term debt	474	740
Current portion of deferred gain on sale and leaseback transaction	118	118
Accrued expenses and other current liabilities	2,083	2,872
Total current liabilities	4,461	15,299
Long-term debt, net of current portion	130	638
Deferred gain on sale and leaseback transaction, net of current portion	108	226
Total liabilities	4,699	16,163

Commitments and contingencies

Stockholders’ equity:
Common stock	20	20
Additional paid-in capital	69,383	68,109
Accumulated deficit	(39,113)	(23,899)
Accumulated other comprehensive loss	(56)	(37)
Total stockholders’ equity	30,234	44,193
Total liabilities and stockholders’ equity	$34,933	$60,356

SOURCE Netlist, Inc.